Exhibit 99

News From:	For Immediate Release

Kaydon Corporation	Global Engineered Solutions

Contact:	Brian P. Campbell President and Chief Executive Officer (734) 747-7025 ext. 129	READ IT ON THE WEB http://www.kaydon.com

KAYDON CORPORATION REPORTS INCREASED
FIRST QUARTER 2004 RESULTS

Ann Arbor, Michigan — April 30, 2004

     Kaydon Corporation (NYSE:KDN) today announced its financial results for the first quarter ended April 3, 2004. Sales were up 17.7 percent, order entry increased 14.2 percent, and net income rose 25.5 percent from the first quarter 2003. Earnings per share were $.32 versus $.24 in the comparable period last year.

First Quarter 2004 Highlights

•	Sales increase 17.7 percent and operating income increases 45.1 percent due to strengthened demand.

•	Net income increases 25.5 percent.

•	Earnings Per Share increase 33.3 percent to $.32 versus $.24 in the first quarter 2003.

•	Order entry increases 14.2 percent.

•	Backlog increases to $105.6 million, reflecting continued strength in the manufacturing economy.

•	Cash flow from operations increases; cash and cash equivalents equals $268.0 million at end of first quarter.

•	EBITDA, a non-GAAP measure, increases 33.1 percent to $19.2 million.

     Net income for the first quarter 2004 was $8.9 million or $.32 per common share on a diluted basis, based on 27.9 million common shares outstanding. For the first quarter 2003 Kaydon reported net income of $7.1 million or $.24 per common share on a diluted basis, based on 29.9 million common shares outstanding. Sales during the first quarter of 2004 were $83.3 million, an increase of 17.7 percent as compared to $70.8 million in 2003’s first quarter. Increased demand across most of the Company’s product lines, including specialty bearings, linear deceleration products, rings and seals, filtration products, slip-rings, and metal forming equipment resulted in the increased sales. Operating income equaled $15.6 million in the first quarter of 2004, an increase of 45.1 percent as compared to $10.7 million in the first quarter of 2003. Both first quarter 2004 sales and operating income were modestly affected by favorable exchange rates, primarily related to the continuing strength of the Euro.

     Increased sales and favorable product mix resulted in gross profit of $31.8 million or 38.1 percent of sales during the first quarter of 2004 as compared to $24.0 million or 33.9 percent of sales during the first quarter of 2003. Selling, general, and administrative expenses equaled $16.2 million or 19.5 percent of sales during the first quarter of 2004 as compared to $13.3 million or 18.8 percent of sales during the first quarter of 2003. First quarter 2004 selling, general, and administrative expenses were negatively affected by outside consulting charges including costs associated with Sarbanes-Oxley compliance and the Company-wide Six Sigma initiative that was launched last April, and by unfavorable medical claim experience. These items accounted for $0.9 million of the increase in selling, general and administrative expense compared to last year’s first quarter.

     First quarter 2004’s net income includes a full quarter’s effect of the Company’s May 2003 issuance of $200 million of 4% Contingent Convertible Senior Subordinated Notes due 2023 (the “Notes”). When comparing the first quarter of 2004 with last year’s first quarter, on a pre-tax basis, interest expense on the Notes of $2.0 million and amortization of Note issuance costs of $0.3 million was partially offset by $0.3 million of reduced interest expense on the Company’s outstanding bank debt that was retired in connection with the issuance of the Notes, and by $0.2 million of interest income on the additional cash balances which resulted from the issuance of the Notes. In addition, in conjunction with the Note issuance the Company repurchased 2.0 million shares of its common stock.

     Reflecting a continuing rebound in the manufacturing economy, the Company experienced its largest order booking quarter since 1998. Orders booked during the first quarter of 2004 equaled $92.0 million versus $80.6 million during the first quarter of 2003, resulting in a backlog of $105.6 million at the end of the first quarter 2004.

     Cash flow from operations during the first quarter 2004 equaled $18.6 million, compared to first quarter 2003 cash flow from operations of $12.5 million. First quarter 2004 cash flow from operations includes the receipt of a legal settlement in the amount of $2.5 million. As previously reported, on December 1, 2003, a Federal Court ruled in favor of Kaydon on a legal matter dating back to 2001 involving Kaydon and one of Kaydon’s insurance carriers. As a result of the Court’s ruling, the insurance carrier agreed to pay Kaydon $2.5 million to settle the legal matter. The $2.5 million was recorded as a receivable in the Company’s December 31, 2003 financial statements, and was received on January 12, 2004. Also, during the first quarter 2004, the Company repurchased 28,700 shares of Company common stock for $0.8 million, paid common stock dividends of $3.4 million and invested $2.3 million in net capital expenditures. Depreciation and amortization during the first quarter 2004 equaled $3.6 million, compared to $3.7 million during the first quarter of 2003.

     EBITDA, or earnings before interest, taxes, depreciation and amortization, a non-GAAP measure, equaled $19.2 million during the first quarter 2004 as compared to $14.4 million during the first quarter 2003, an increase of 33.1 percent. Readers should refer to the attached Reconciliation of Non-GAAP Measures exhibit for the calculation of EBITDA and the reconciliation of EBITDA to the most comparable GAAP measure.

     The Company’s cash and cash equivalents equaled $268.0 million at April 3, 2004.

Another Victory In The “Transactions Lawsuit”

     Kaydon, along with certain other companies, was named as a defendant in a lawsuit filed in 1996 in the United States District Court for the Southern District of New York. Captioned Richard A. Lippe, et al. v. Bairnco Corporation, et al., the “Transactions Lawsuit” sought damages alleged by plaintiffs to be an amount of $700.0 million, plus interest and punitive damages, against the defendants collectively. As previously reported, on April 9, 2004, the United States Court of Appeals for the Second Circuit issued its Summary Order affirming in all respects the earlier judgment of the District Court which granted the motion of Kaydon and other defendants for summary judgment in the “Transactions Lawsuit,” dismissing the case in its entirety against all defendants.

     In commenting on the Court of Appeals’ ruling, Brian P. Campbell, Kaydon’s President and Chief Executive Officer stated: “As we previously said, the Court of Appeals’ prompt and definitive decision affirming the District Court’s summary judgment in all respects constitutes a resounding and tremendous victory for Kaydon and its shareholders. As we have said continuously since the inception of this litigation, Kaydon always has believed that plaintiff’s lawsuit was without merit. This litigation has been extremely time-consuming, distracting and costly, involving not only hundreds of hours of management’s time and efforts, but also legal costs and other expenditures since inception in excess of $19.0 million.”

Segment Discussion

     During the first quarter of 2004, sales of the Friction and Motion Control Products segment increased $4.7 million or 13.8 percent, to $38.9 million, when compared with first quarter 2003. Operating income increased $3.3 million or 57.9 percent, to $9.0 million. This segment was positively affected by increased demand for specialty bearings utilized in defense, specialty electronics, and other key commercial markets.

     Aided by increased product demand from a variety of industrial markets, as well as the impact of favorable foreign exchange rates, first quarter 2004 sales of the Velocity Control Products segment increased $2.9 million or 26.7 percent, to $13.6 million, when compared with first quarter 2003, while operating income doubled from $2.0 million to $4.0 million. As a result of increased demand from defense markets, first quarter 2004 sales of the Sealing Products segment increased $0.5 million or 6.0 percent, to $9.6 million, when compared with first quarter 2003, and operating income increased $0.6 million or 80.4 percent, to $1.4 million.

     During the first quarter of 2004, sales of the Power and Data Transmission Products segment increased $0.9 million or 11.1 percent, to $8.7 million, when compared with first quarter 2003. This segment was positively affected by increased demand from marine and security equipment markets. Despite the increased sales, this segment recorded an operating loss of $0.4 million during the first quarter of 2004 as compared to operating income of $0.4 million during the first quarter of 2003. As previously reported, one business unit within this segment has been undergoing significant changes in its customers and product offerings. This business unit reported a loss during the first quarter of 2004 of $0.7 million primarily due to inventory related write-offs. Corrective actions continue to be implemented at this business focusing on increased efficiencies and overhead reductions, and the planned launch of a new enterprise resource planning system, which has a scheduled implementation date during July 2004.

     Sales of the Company’s remaining businesses equaled $12.6 million during the first quarter of 2004, an increase from first quarter 2003 of $3.5 million or 39.2 percent due primarily to higher shipments of filtration products used in various military applications, and improved sales of metal forming equipment, and metal alloys. Operating income for these businesses totaled $1.6 million in the first quarter of 2004 compared to $0.4 million during the first quarter 2003, primarily as a result of the higher sales volume.

     Information regarding the Company’s reportable segments for the first quarters of 2004 and 2003 can be found on the Kaydon Corporation website at: http://www.kaydon.com at the “Reportable Segment Information” icon.

     Brian P. Campbell, Kaydon’s President and Chief Executive Officer commented, “We are pleased with our first quarter 2004 operating performance in which we benefited from the operating leverage inherent in increased sales from our proprietary product positions. Our strong order intake during the quarter is further evidence that we are feeling the positive momentum from the recovery in the manufacturing economy. We believe that because of our strong product and market positions, as well as cost savings initiatives including lean manufacturing, new systems integration, selective restructuring plans, and our Company-wide Six Sigma program, we are well poised to capitalize on further economic growth.”

     In addition, Mr. Campbell stated, “Kaydon’s balance sheet is highly liquid and, combined with other available financial resources, provides us another important resource to drive strategic growth through continued diversification, a high priority initiative during 2004.”

     Kaydon Corporation is a leading designer and manufacturer of custom-engineered products, supplying a broad and diverse group of industrial, aerospace, medical and electronic equipment, and aftermarket customers.

# # #

     Conference call information: At 10:30 a.m. Eastern time today, Kaydon will host a first quarter 2004 earnings conference call. The conference call can be accessed telephonically in a listen-only mode by dialing 1-800-289-0496 and providing the following passcode number: 298456. Participants are asked to dial in 10 minutes prior to the scheduled start time of the call.

     Alternatively, interested parties are invited to listen to the conference call via the Internet by logging on the web at the following address:

     https://cis.premconf.com/sc/scw.dll/usr?cid=vlllrwddzslvmsslz or by logging on to the Kaydon Corporation website at: http://www.kaydon.com and accessing the conference call at the “1Q 2004 Earnings Conference Call” icon.

     To accommodate those that are unable to listen at the scheduled start time, a replay of the conference call will be available telephonically beginning at 1:30 p.m. Eastern time today through Friday, May 7, 2004 at 5:00 p.m. Eastern time. The replay is accessible by dialing 1-888-203-1112 and providing the following passcode number: 148927.

     Additionally, interested parties can access an archive of the conference call on the Kaydon Corporation website at http://www.kaydon.com.

# # #

     Certain statements in this press release are forward-looking within the meaning of the federal securities laws regarding the Company’s plans, expectations, estimates and beliefs. Forward-looking statements are typically identified by words such as “believes,” “anticipates,” “intends,” “will,” “may” and other similar expressions. These forward-looking statements may include, among other things, projections of the Company’s financial performance, anticipated growth, characterization of and the Company’s ability to control contingent liabilities, and anticipated trends in the Company’s businesses. These statements are only predictions, based on the Company’s current expectations about future events. While the Company believes any forward-looking statements made are reasonable, actual results could differ materially since the statements are based on the Company’s current expectations and are subject to risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending and future litigation and governmental proceedings, estimated legal costs, the estimated fair value of the Company’s assets, the ultimate satisfaction of the Company’s debt obligations, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission. The Company does not undertake, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned to consider these factors when relying on such forward-looking information.

KAYDON CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS

	April 3,	December 31,
	2004	2003
Assets:	(unaudited)
Cash and cash equivalents	$267,952,000	$255,756,000
Accounts receivable, net	46,168,000	45,423,000
Inventories, net	46,205,000	44,840,000
Other current assets	11,235,000	14,231,000

Total current assets	371,560,000	360,250,000
Plant and equipment, net	84,014,000	84,707,000
Goodwill, net	112,505,000	112,183,000
Other intangible assets, net	8,693,000	8,903,000
Other assets	23,051,000	24,331,000

Total assets	$599,823,000	$590,374,000

Liabilities and Shareholders’ Equity:
Accounts payable	$12,913,000	$13,488,000
Accrued expenses	32,175,000	28,834,000

Total current liabilities	45,088,000	42,322,000
Long-term debt	200,113,000	200,128,000
Long-term liabilities	68,404,000	67,405,000

Total long-term liabilities	268,517,000	267,533,000
Shareholders’ equity	286,218,000	280,519,000

Total liabilities and shareholders’ equity	$599,823,000	$590,374,000

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME

	First Quarter Ended
	(unaudited)
	April 3,	March 29,
	2004	2003
Net sales	$83,323,000	$70,815,000
Cost of sales	51,549,000	46,803,000

Gross profit	31,774,000	24,012,000
Selling, general, and administrative expenses	16,211,000	13,288,000

Operating income	15,563,000	10,724,000
Net interest income (expense)	(1,653,000)	190,000

Income before income taxes	13,910,000	10,914,000
Provision for income taxes	5,008,000	3,820,000

Net income	$8,902,000	$7,094,000

Weighted average common shares outstanding
Basic	27,901,000	29,928,000
Diluted	27,945,000	29,938,000
Earnings per share
Basic	$0.32	$0.24
Diluted	$0.32	$0.24
Dividends per share	$0.12	$0.12

Kaydon Corporation
Reconciliation of Non-GAAP Measures

	QUARTER ENDED
	APRIL 3, 2004	MARCH 29, 2003
NET INCOME (GAAP)	$8,902,000	$7,094,000
NET INTEREST (INCOME) EXPENSE	1,653,000	(190,000)
INCOME TAX EXPENSE	5,008,000	3,820,000
DEPRECIATION AND AMORTIZATION	3,644,000	3,711,000

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATON- EBITDA (NON-GAAP)	$19,207,000	$14,435,000

Kaydon’s management believes EBITDA, or earnings before interest, taxes, depreciation and amortization, is a gauge of financial strength from continuing operations before financing costs, investment income, taxes on income and non-cash charges. In addition, EBITDA is widely used by financial analysts and investors, and is utilized in measuring compliance with financial covenants in the Company’s credit agreement. Accordingly, EBITDA is a determinant of the Company’s capacity to incur additional senior capital to enhance future profit growth and cash flow growth. However, it should be viewed as supplemental data, rather than as a substitute or alternative to the GAAP performance measure.